Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between NewLake Capital Partners, Inc., a Maryland corporation (the “Company”) and Lisa Meyer (the “Executive”) as of March 7, 2024.
WHEREAS, the Company and the Executive previously entered into that certain employment agreement dated as of May 13, 2022 (the “Prior Employment Agreement”);
WHEREAS, the Prior Employment Agreement provides for an initial two-year term that is scheduled to automatically renew for a period of two years on June 13, 2024 unless either party gives the other party written notice at least 90 days prior to the end of the initial term;
WHEREAS, the Company and the Executive desire to enter into a new one-year term of employment and otherwise amend and restate the Prior Employment Agreement;
WHEREAS, the Company desires to continue to employ the Executive as its Chief Financial Officer and the Executive desires to serve in such capacity on behalf of the Company.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:
1.Employment.
(a)The term of this Agreement shall begin on June 13, 2024 (the “Effective Date”) and shall continue for one (1) year, unless the Executive’s employment is sooner terminated in accordance with this Agreement. Unless earlier terminated, the term of this Agreement shall automatically renew for periods of one (1) year unless either party gives the other party written notice at least ninety (90) days prior to the end of the then-existing term that the term of this Agreement shall not be further extended. The period commencing on the Effective Date and ending on the date on which the term of this Agreement terminates or expires is referred to herein as the “Term.” The Company’s non-renewal of this Agreement at the end of the Term shall not constitute termination without Cause (as defined below) or Good Reason (as defined below), including for purposes of (and as defined in) all equity award agreements entered into before or after the date of this Agreement, provided that for the sake of clarity, all equity award agreements entered into before the date of this Agreement shall continue as provided in such agreements, other than as expressly provided herein. The Executive’s employment shall be covered by the terms of this Agreement, effective as of the Effective Date, and shall continue until the Executive’s employment terminated in accordance with the terms of Section 6 of this Agreement.
(b)During the Term, the Executive shall serve as Chief Financial Officer of the Company and shall report to the Chief Executive Officer of the Company (the “CEO”). The Executive shall have such authority, responsibilities and powers as are usual and customary for a person holding such position and shall perform such employment duties as may be reasonably assigned to the Executive by the CEO, consistent with such position. The Executive represents to the Company that the Executive is not subject to or a party to any employment agreement, noncompetition covenant, or other agreement that would be breached by, or prohibit the Executive from, executing this Agreement and performing fully the Executive’s duties and responsibilities hereunder.
(c)During the Term, and excluding any periods of vacation or sick leave to which the Executive is entitled, the Executive shall devote the Executive’s substantially full time and attention to the business and affairs of the Company. Subject to the foregoing sentence, during the Term, it shall not be a violation of this Agreement for the Executive to (i) serve on civic, educational, philanthropic or charitable boards or committees, and (ii) manage her personal investments, so long as such activities do not (x) reasonably have the potential to cause, or actually cause, reputational harm to the Company in which case the Executive shall cease such activities within a reasonable period of time, or (y) violate the provisions of Section 8 below.
(d)Consistent with the Executive’s position, the Executive may be required to travel for business in the course of performing the Executive’s duties for the Company.
2.Compensation.
(a)Base Salary. During the Term, the Company shall pay the Executive a base salary (“Base Salary”), at the annual rate of $350,000, as the same may be increased by the Board thereafter pursuant to the Company’s normal practices for its executives, which shall be paid in installments in accordance with the Company’s normal payroll practices.
(b)Bonus Award. During the Term, the Executive will be eligible to receive an annual cash performance bonus award for each year of the Company ending on or prior to the termination of the Term (the “Annual Bonus”). The Executive’s target Annual Bonus shall be $250,000. The actual Annual Bonus to be paid for any fiscal year during the Term shall be based on the attainment of individual and Company performance goals established and determined by the Compensation Committee of the Board, in consultation with the Executive. The amount of any such Annual Bonus award shall be determined in the sole discretion of the Board based on the Board’s determination as to the achievement of the performance goals. Each Annual Bonus shall be paid to the Executive no later than the date on which bonuses are paid to senior executives of the Company generally under the Company’s bonus plans, but in no event later than the last day of the applicable two and one-half (2 ½) month short-term deferral period with respect to such Annual Bonus, within the meaning of Treasury Regulation Section 1.409A-1(b)(4). Except as provided in Section 6 below, the Executive shall not be eligible for, and shall not earn or receive any Annual Bonus award if, the Executive is not employed with the Company on the day that the Annual Bonus is paid.
(c)Equity Grants. In addition to the compensation provided for above, the Executive will be eligible to receive, for each fiscal year of the Company during the Term, annual equity incentive grants (the “Equity Grants”) under and subject to the terms and conditions of the Company’s 2021 Equity Incentive Plan (the “Equity Plan”). Grants under the Equity Plan are typically made in or about February of each year, and, historically, grants to executive officers of the Company have been comprised of a combination of Restricted Stock Units and Performance
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Stock Units. The value and type of each such Equity Grant, as well as the specific terms and conditions of each such Equity Grant, shall be determined by Compensation Committee of the Board (the “Compensation Committee”) in its discretion, as provided for under the Equity Plan. Notwithstanding the foregoing, the target value of the Executive’s annual Equity Grant shall be $250,000.
3.Retirement and Welfare Benefits. During the Term, to the extent the Company establishes employee benefit plans or programs (e.g., medical, dental, vision, life insurance, long-term and short-term disability, accidental death, retirement, fringe benefits and welfare benefit plans) the Executive shall be eligible to participate in such plans or programs pursuant to their respective terms and conditions. Nothing in this Agreement shall require the Company or any of its subsidiaries to establish or maintain any employee benefit plan or program from time to time after the Effective Date.
4.Paid Time Off. During the Term, the Executive shall be entitled to paid-time-off (PTO) in accordance with the plans, policies, programs and practices of the Company applicable to its senior executives, which the parties acknowledge shall not be less than four (4) weeks per calendar year.
5.Business Expenses. The Company shall promptly reimburse the Executive for all reasonable travel (which does not include commuting) and other business expenses incurred by the Executive in the performance of the Executive’s duties hereunder in accordance with such policies and procedures as the Company may adopt generally from time to time for executives.
6.Termination.
(a)Termination. Upon the Executive’s termination or resignation of employment for any reason, the Company shall pay the Executive (or the Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, in the event of the Executive’s death): (i) any amounts earned, accrued, and owing but not yet paid under Section 2(a) above, in a lump sum within ten (10) business days after the date of the Executive’s termination of employment (or earlier to the extent required by applicable law); and (ii) any benefits accrued and due under any applicable benefit plans and programs of the Company including, for the avoidance of doubt, under any Company 401(k), savings, retirement, vacation, and welfare benefit plans (“Accrued Obligations”), in all cases regardless of whether the Executive executes or revokes the Release (as defined below). In the event of non-renewal of the Agreement and the Executive continues in the employ of NewLake, no severance compensation would be due under this Section 6 solely by reason of non-renewal, provided that any future termination thereinafter shall qualify for severance if such termination satisfies the conditions provided for in Section 6(b).
(b)Termination Without Cause; Resignation for Good Reason. The Company may terminate the Executive’s employment at any time without Cause upon thirty (30) days’ advance written notice; provided, however, the Company may relieve the Executive from performing any duties and pay the Executive her Base Salary (if any) in lieu of notice for all or part of such thirty (30)-day period in the Company’s discretion. The Executive may initiate a termination of
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employment by resigning for Good Reason. Upon termination by the Company without Cause or resignation by the Executive for Good Reason, if the Executive executes and does not timely revoke a written Release (as defined below) in accordance with the terms of such Release, the Executive shall be entitled to receive, in lieu of any payments under any severance plan or program for employees or executives, the following:
(1)The Company will pay the Executive, in a single lump sum payment within sixty (60) days following the termination date, (A) the Accrued Obligations; (B) any Annual Bonus (to the extent not already paid) that, had she remained employed, would otherwise have been paid to the Executive for any fiscal year of the Company that was completed on or before the date of termination (the “Prior Year Bonus”) and (C) a pro rata portion of the Annual Bonus for the partial fiscal year in which the date of termination occurs in an amount equal to the product of (x) the target Annual Bonus multiplied by (y) a fraction, the numerator of which shall be the number of days elapsed through the date of termination in the fiscal year in which the date of termination occurs and the denominator of which shall be 365 (the “Pro Rata Bonus”);
(2)The Company will pay the Executive an amount (the “Severance Payment”) equal to one times the sum of (A) the Executive’s Base Salary in effect on the date of termination (without giving effect to any reduction in Base Salary that constitutes Good Reason) plus (B) the target Annual Bonus for the year in which the Executive is terminated, with 50% of the Severance Payment payable in a lump sum payment within sixty (60) days following the termination date and the remaining 50% of the Severance Payment to be paid within fifteen (15) days following the one-year anniversary of the termination date;
(3)All outstanding Equity Awards granted to the Executive pursuant to Section 2(c) above, shall be subject to any applicable accelerated or continuing vesting provisions set forth in the applicable Grant Instruments (as defined in the Equity Plan); and
(4)The Company shall make a lump-sum payment within sixty (60) days following the termination date equal to the COBRA premiums that the Executive would pay if the Executive elected continued health coverage under the Company’s health plan for the Executive and the Executive’s dependents, provided that the dependent was covered under the Company’s health plan as of the Executive’s termination date, for the eighteen (18)-month period following the termination date, based on the COBRA rates in effect at the termination date (the “COBRA Payment”).
(c)Death or Disability. If the Executive incurs a Disability (as defined below) during the Term, in accordance with applicable law, the Company may terminate the Executive’s employment on or after the date of Disability. If the Executive dies during the Term, the Executive’s employment shall terminate on the date of death. In the event of the Executive’s death or termination by the Company for Disability, if (in the case of Executive’s termination as a result of her Disability) the Executive executes and does not timely revoke a written Release in accordance with the terms of such Release, the Executive (or the Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, in the event of the Executive’s death) shall be entitled to receive, in lieu of any payments under any severance plan or program for employees or executives, the following:
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(1)The Company will pay the Executive, in a single lump sum payment within sixty (60) days following the termination date, (A) the Accrued Obligations; (B) the Prior Year Bonus (to the extent not already paid); and (C) the Pro Rata Bonus;
(2)All outstanding Equity Awards granted to the Executive pursuant to Section 2(c) above, shall be subject to any applicable accelerated or continuing vesting provisions set forth in the applicable Grant Instruments; and
(3)The Company shall make a lump-sum payment within sixty (60) days following the termination date equal to the COBRA premiums that the Executive would pay if the Executive elected continued health coverage under the Company’s health plan for (A) in the case of Disability, the Executive and the Executive’s dependents, and (B) in the case of death, the Executive’s dependents, and in either case, provided that the dependent(s) was (were) covered under the Company’s health plan as of the Executive’s termination date, for the eighteen (18)-month period following the termination date, based on the COBRA rates in effect at the termination date.
(d)Cause. The Company may immediately terminate the Executive’s employment at any time for Cause upon written notice to the Executive, in which event the Company shall have no further obligations to the Executive under this Agreement other than pursuant to any Accrued Obligations and any obligations under this Agreement that continue after termination of employment or in any other agreements between the Executive and the Company pursuant to any outstanding equity based awards (including stock options, restricted stock, restricted stock units, phantom equity or other equity based awards); provided, however, that for avoidance of doubt, the Executive shall not be eligible to receive any unpaid Annual Bonus (including any Prior Year Bonus).
(e)Voluntary Resignation Without Good Reason. The Executive may voluntarily terminate employment without Good Reason upon thirty (30) days’ prior written notice to the Company; provided, however, the Company may relieve the Executive from performing any duties and pay the Executive his Base Salary in lieu of notice for all or part of such thirty (30)-day period in the Company’s discretion. In such event, after the effective date of such termination, no payments shall be due under this Agreement, except that the Executive shall be entitled to any Accrued Obligations and as delineated in any other agreements between the Executive and the Company pursuant to any outstanding equity based awards (including stock options, restricted stock, restricted stock units, phantom equity or other equity based awards); provided, however, that for avoidance of doubt, the Executive shall not be eligible to receive any unpaid Annual Bonus (including any Prior Year Bonus).
(f)End of the Term.
(1)If the Executive is terminated from employment due to the non-renewal of the Term by the Company, and provided the Executive executes and does not timely revoke a written Release (as defined below) in accordance with the terms of such Release, the Executive shall be entitled to receive, in lieu of any payments under any severance plan or program for employees or executives, the following:
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(i)The Company will pay the Executive, in a single lump sum payment within sixty (60) days following the termination date, in an amount equal to the aggregate of: (A) the Accrued Obligations; (B) any Prior Year Bonus (to the extent not already paid); and (C) the Pro Rata Bonus; and
(ii)To the extent not previously vested and exercisable as of the date of termination, any outstanding Company equity based awards (including stock options, restricted stock, restricted stock units, phantom equity or other equity based awards) held by the Executive, shall vest and, if applicable, be paid or become exercisable in accordance with the terms of such equity based award agreement between the Company and the Executive.
(2)If the Executive is terminated from employment due to the non-renewal of the Term by the Company, and such non-renewal of the Term occurs following a Change of Control Event (as defined below), and provided the Executive executes and does not timely revoke a written Release in accordance with the terms of such Release, then, the Executive shall be entitled to receive, in lieu of any payments under any severance plan or program for employees or executives, the following:
(i)The Company will pay or provide for the payments and benefits set forth in Section 6(f)(1);
(ii)The Company shall make a lump-sum payment within sixty (60) days following the termination date equal to the COBRA Payment; and
(iii)The Company will pay the Executive an amount equal to the product of (A) the Severance Payment multiplied by (B) a fraction, the numerator of which will be (x) twelve (12) minus (y) the number of months (rounded to the nearest one-quarter of a month)1 from the date of the Change of Control Event through the end of the then-existing Term, and the denominator of which will be twelve (12) (the “CoC Severance Payment”), with 50% of the CoC Severance Payment payable in a lump sum payment within sixty (60) days following the termination date and the remaining 50% of the CoC Severance Payment to be paid within fifteen (15) days following the one-year anniversary of the termination date.2
(iv)For purposes of this Section 6(f)(2) of the Agreement, a Change of Control Event shall mean the consummation of a Change of Control that occurs after the first anniversary of the commencement of the then-existing Term.
1 Except in the case where rounding would cause (y) to be zero, in which case (y) shall equal 0.25.
2 For illustrative purposes only, if the Change of Control Event occurs in month thirteen (13) of the then-existing Term and the Term is not renewed by the Company, the Executive will be entitled to 1/12ths of the Severance Payment, but if the Change of Control Event occurs in month twenty-three (23) of the then-existing Term and the Term is not renewed by the Company, the Executive will be entitled to 11/12ths of the Severance Payment.
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(3)For the avoidance of doubt, if the Executive is terminated from employment due to the non-renewal of the Term by the Company, the Executive shall be eligible to receive the payments and benefits set forth in either Section 6(f)(1) or 6(f)(2), but not both.
(g)Resignation of Positions. Effective as of the date of any termination of employment for any reason, the Executive will be automatically deemed to resign from all Company-related positions, including as an officer of the Company and its parents and subsidiaries, as applicable.
(h)Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(1)“Cause” shall mean, unless the Executive fully corrects the circumstances constituting Cause (to the extent such circumstances are susceptible to correction in the sole and reasonable discretion of the Board) within thirty (30) days after receipt of a notice from the Company in which the Company specifically identifies its basis for Cause and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment and specifies the termination date, the Executive’s (A) material breach of this Agreement, including the confidentiality, nonsolicitation, and noncompetition provisions hereof; (B) commission of an act of, fraud, embezzlement, theft or material dishonesty; (C) engagement in conduct that causes, or is reasonably likely to cause, material damage to the property or reputation of the Company; (D) continued failure to substantially perform the material duties of the Executive’s position which are customary for the Executive’s position (other than by reason of Disability) after receipt of a written warning that identifies the manner in which the Executive has not substantially performed his duties; (E) the Executive’s indictment for, conviction of, or entry by Executive of a guilty plea or plea of nolo contendere to, the commission of a felony or a crime involving moral turpitude; or (F) material failure to comply with the Company’s code of conduct or employment policies, or in the absence of such policies, reasonable standards of professional conduct.
(2)A “Change of Control” of the Company will occur when a transaction described in clause (A), (B) or (C) below occurs, provided that, with respect to clause (A) and (B) below (but not clause (C)), in such transaction, the consideration received by the shareholders of the Company immediately prior to such transaction is in the form of cash or securities readily tradable on an established securities market:
(A)    any one person, or more than one person acting as a group, becomes the owner, directly or indirectly, of more than 50% of the equity interests in the Company or there is consummated a merger, consolidation or similar transaction (directly or indirectly) involving the Company if, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior to such transaction do not own, directly or indirectly, outstanding equity securities representing more than 50% of either the combined outstanding voting power or the fair market value of the outstanding equity securities of the surviving entity (or the parent of the surviving entity);
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(B)    any person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) consecutive month period ending on the date of the most recent acquisition by such person or persons) assets of the Company that have a gross fair market value equal to more than 50% of the gross fair market value of all assets of the Company immediately before such acquisition or acquisitions, other than a sale or other disposition of assets of the Company to an entity in which more than 50% of the combined voting power or fair market value of the equity securities are owned by shareholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale or other disposition. For this purpose, gross fair market value shall mean the value of the assets of the Company or the value of the assets being acquired, as applicable, determined without regard to any liabilities associated with such assets; or
(C)    individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election by the Company’s shareholders, or nomination for election by the Board, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.
(3)“Disability” shall mean a condition entitling the Executive to benefits under the Company’s long term disability plan, policy or arrangement in which the Executive participates; provided, however, that if no such plan, policy or arrangement is then maintained by the Company and applicable to the Executive, “Disability” shall mean the Executive’s inability to perform, with or without reasonable accommodation, her duties due to a mental or physical condition that can be expected to result in death or that can be expected to last (or has already lasted) for a continuous period of ninety (90) days or more, or for an aggregate of 180 days in any 365 consecutive day period, as determined by a physician selected by the Board and reasonably acceptable to the Executive or the Executive’s legal representatives, in its good faith discretion.
(4)“Good Reason” shall mean, without the Executive’s express written consent, (A) a material diminution by the Company of the Executive’s position, authority, duties or responsibilities (including as a result of a sale of substantially all of the Company’s assets), or (B) the reduction of the Executive’s salary or bonus opportunity in effect on the date hereof or as the same may be increased from time to time.
        With respect to subsections (A)-(B) above, the Executive must provide written notice of termination for Good Reason to the Company within thirty (30) days after the event constituting Good Reason. The Company shall have a period of thirty (30) days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in the Executive’s notice of termination. If the Company does not correct the act or failure to act, the
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Executive’s employment will terminate for Good Reason on the first business day following the Company’s thirty (30)-day cure period.
(5)“Release” shall mean the Separation and Release Agreement attached hereto in substantially the form attached hereto as Exhibit A, as may be amended from time to time to reflect applicable law and best practices.
7.Section 409A.
(a)This Agreement is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and its corresponding regulations, or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by section 409A of the Code, to the extent applicable. Severance benefits under this Agreement are intended to be exempt from section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. Notwithstanding anything in this Agreement to the contrary, if required by section 409A of the Code, if the Executive is considered a “specified employee” for purposes of section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six (6) months after separation from service pursuant to section 409A of the Code, payment of such amounts shall be delayed as required by section 409A of the Code, and the accumulated amounts shall be paid in a lump-sum payment within ten (10) days after the end of the six (6)-month period. If the Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the date of the Executive’s death.
(b)All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code. For purposes of section 409A of the Code, each payment hereunder shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the fiscal year of a payment. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive’s designating the fiscal year of payment of any amounts of deferred compensation subject to section 409A of the Code, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.
(c)All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement be for expenses incurred during the period specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a fiscal year not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other fiscal year, (iii) the reimbursement of an eligible expense be made no later than the last day of the fiscal year following the year in which the
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expense is incurred, and (iv) the right to reimbursement or in-kind benefits not be subject to liquidation or exchange for another benefit.
8.Restrictive Covenants.
(a)Noncompetition. The Executive agrees that during the Executive’s employment with the Company and its subsidiaries and the one-year period following the date on which the Executive’s employment terminates or the Executive resigns for any reason (the “Restriction Period”), the Executive will not, without the Board’s express written consent, engage (directly or indirectly, whether as an officer, director, employee, service provider, consultant or otherwise) or invest in or acquire any Competitive Business in the Restricted Area. The term “Competitive Business” means the ownership of cultivation or retail assets that are leased to tenants in the cannabis industry and any other business in which the Company is operating or has material plans to operate at the time of the Executive’s termination or resignation of employment with the Company and its subsidiaries. The term “Restricted Area” means the United States of America. The Executive agrees that the Executive’s employment, and the Base Salary and bonus provided for in Sections 2(a) and (b) and the separation benefits provided for in Section 6, are fair and reasonable consideration for Executive’s compliance with this Section 8(a). The Executive understands and agrees that, given the nature of the business of the Company and its subsidiaries and the Executive’s position with the Company, the foregoing geographic scope is reasonable and appropriate and that more limited geographical limitations on this noncompetition covenant are therefore not appropriate. The foregoing, however, shall not prevent the Executive’s passive investment of five percent (5%) or less of the equity securities of any publicly traded company.
(b)Nonsolicitation of Company Personnel. The Executive agrees that during the Restriction Period, the Executive will not, either directly or through others, hire or attempt to hire any employee of the Company or its subsidiaries, or solicit or attempt to solicit any employee, consultant or independent contractor of the Company or its subsidiaries to change or terminate their relationship with the Company or its subsidiaries, unless more than twelve (12) months shall have elapsed between the last day of such employee’s, consultant’s or independent contractor’s employment or service with the Company or any of its subsidiaries and the first day of such solicitation or hiring or attempt to solicit or hire. If any employee, consultant or independent contractor is hired or solicited by any entity that has hired or agreed to hire the Executive, such hiring or solicitation shall be conclusively presumed to be a violation of this Section 8(b). Notwithstanding the foregoing, the Executive shall not be in breach of this subsection (b) if (i) any employee, consultant or independent contractor of the Company or its subsidiaries voluntarily, and without the Executive’s knowledge or participation, seeks employment with an entity that has hired or agreed to hire the Executive or (ii) an entity that has hired or agreed to hire the Executive, hires any employee, consultant or independent contractor of the Company or its subsidiaries, without the Executive’s knowledge or participation, provided that the Executive has informed the entity that has hired or agreed to hire the Executive of the Executive’s restrictions and obligations under this Section 8.
(c)Nonsolicitation of Clients and Business Partners. The Executive agrees that during the Restriction Period, the Executive will not, either directly or through others, solicit,
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divert or appropriate, or attempt to solicit, divert, diminish or appropriate for the benefit of a Competitive Business any (i) client or business partner or (ii) prospective client or business partner of the Company or any of its subsidiaries who is engaged in business with or was identified through leads developed during the course of the Executive’s employment or service with the Company during the last two years of the Executive’s employment with the Company. A “prospective client or business partner” is any third party with whom the Company or any of its subsidiaries is undertaking or has undertaken material efforts to engage in business during the last two years of the Executive’s employment with the Company.
(d)Proprietary Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret and confidential information relating to the Company which shall be obtained by the Executive during the Executive’s employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive in violation of this Agreement). After the termination or resignation of the Executive’s employment with the Company, the Executive will hold in strictest confidence and will not disclose, use or publish any of the Proprietary Information (defined below) of the Company or any of its subsidiaries, except as such disclosure, use or publication may be required in connection with the Executive’s work for the Company or as described in Section 8(e) below, or unless the Company expressly authorizes such disclosure in writing. “Proprietary Information” shall mean any and all confidential data or information of the Company and its subsidiaries and shareholders, including but not limited to information relating to financial matters, investments, budgets, business plans, marketing plans, personnel matters, business contacts, data, programs, and other works of authorship obtained during the Executive’s employment. Proprietary Information does not include information that (i) was disclosed as permitted in Paragraph 8(e) below, (ii) was or becomes generally available to the public other than as a result of disclosure by the Executive or any of the Executive’s agents, advisors or representatives, or as a result of wrongdoing by a third party (iii) was or becomes available to the Executive on a non-confidential basis from a source other than the Company or its representatives, provided that such source is not bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to the Executive by a contractual, legal or fiduciary obligation.
(e)Reports to Government Entities. Nothing in this Agreement shall prohibit or restrict the Executive from initiating communications directly with, responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or any other federal, state or local regulatory authority, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Executive does not need the prior authorization of the Company to engage in conduct protected by this subsection, and the Executive does not need to notify the Company that the Executive has engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain,
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confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
(f)Return of Company Property. Upon termination of the Executive’s employment with the Company for any reason, the Executive will (i) deliver to the person designated by the Company all originals and copies of all documents and property of the Company and its subsidiaries that is in the Executive’s possession or under the Executive’s control or to which the Executive may have access, (ii) deliver to the person designated by the Company all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, disks, thumb drives or other removable information storage devices, hard drives, and data, and (iii) to the extent that the Executive made use of the Executive’s personal electronics (e.g., laptop, iPad, telephone, thumb drives, email, cloud, etc.) during employment with the Company, provide access to the Company and permit the Company to delete all Company property and information from such personal devices. The Executive will not reproduce or appropriate for the Executive’s own use, or for the use of others, any property, Proprietary Information.
9.Legal and Equitable Remedies.
(a)Because the Executive’s services are personal and unique and the Executive has had and will continue to have access to and has become and will continue to become acquainted with the Proprietary Information of the Company and its subsidiaries, and because any breach by the Executive of any of the restrictive covenants contained in Section 8 would result in irreparable injury and damage for which money damages would not provide an adequate remedy, the Company shall have the right to enforce Section 8 and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the restrictive covenants set forth in Section 8. The Executive agrees that in any action in which the Company seeks injunction, specific performance or other equitable relief, the Executive will not assert or contend that any of the provisions of Section 8 are unreasonable or otherwise unenforceable. The Executive agrees that a Court may determine that the restricted periods set forth in Section 8 shall be extended for any period that the Executive is determined to be in breach of the Executive’s restrictive covenants.
(b)The Executive irrevocably and unconditionally (i) agrees that any legal proceeding in aid of arbitration pursuant to Section 10 to enforce the provisions of Section 8 shall be brought solely in the United States District Court for the District of New York, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the State of New York, (ii) consents to the exclusive jurisdiction of such court in any such proceeding, and (iii) waives any objection to the laying of venue of any such proceeding in any such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.
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(c)Notwithstanding anything in this Agreement to the contrary, if the Executive breaches any of the Executive’s obligations under Section 8, the Company shall be obligated to provide only the Accrued Obligations, and any obligations of the Company under Section 2 or Section 6 hereof with respect to any payments not yet paid shall cease, and the Company may seek any and all additional legal and equitable remedies permitted by law, including seeking repayment of any severance payments.
10.Dispute Resolution.  The Company and the Executive each agree that with respect to any all claims that the Executive on the one hand, and the Company on the other, now have or in the future may have against the other, directly or indirectly arising out of or related to this Agreement, the Executive’s relationship with the Company, the Executive’s employment with the Company or the termination of the Executive’s employment with the Company (collectively “Covered Claims”), such claims are subject to and will be resolved by binding arbitration, except with respect to any claim (i) that is expressly precluded from arbitration by a governing federal law or by a state law that is not preempted by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (“FAA”); or (ii) that seeks injunctive or other equitable relief in aid of arbitration.  In the event of such an arbitration proceeding, the Executive and the Company shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators. In the event the Executive and the Company cannot agree on an arbitrator, the Administrator of JAMS/Endispute will appoint an arbitrator. The Company and the Executive irrevocably consent and agree that (i) any arbitration will occur in New York, New York; (ii) arbitration will be conducted confidentially by a single arbitrator in accordance with the then-current arbitration rules and procedures of JAMS (and its then-existing emergency relief procedures to the extent applicable), which rules and procedures are available at www.jamsadr.org, unless those rules or procedures conflict with any express term of this Agreement, in which case this Agreement shall control; (iii) the federal courts sitting in the State of New York, New York, have exclusive jurisdiction over any appeals and the enforcement of an arbitration award; and (iv) the state or federal courts sitting in the State of New York have exclusive jurisdiction over any claim that is not subject to arbitration, and in such case, the rights and obligations of the Company and the Executive will be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction).  THE COMPANY AND THE EXECUTIVE EACH HEREBY IRREVOCABLY CONSENTS AND AGREES TO ARBITRATE ANY COVERED CLAIMS THROUGH BINDING ARBITRATION, AND FOREVER WAIVES AND GIVES UP ITS RIGHT TO HAVE A JUDGE OR JURY DECIDE ANY COVERED CLAIMS. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgement upon the award may be entered in any court having jurisdiction thereof. The Executive shall be responsible for the Executive’s own attorneys’ fees and, if the Executive initiates arbitration, the Executive shall be responsible only for any filing, forum or other administrative fee up to the amount of the filing fee, if any, that would have been incurred had such claims been filed in court. The Company shall be responsible for its own attorneys’ fees, as well as all arbitration filing, forum and other administrative fees of the arbitration forum (except as provided for above if the Executive initiates arbitration). Notwithstanding anything to the contrary, an arbitrator may award attorneys’ fees and costs to the prevailing party.
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11.Survival. The respective rights and obligations of the parties under this Agreement (including, but not limited to, under Sections 8 and 9) shall survive any termination of the Executive’s employment or termination or expiration of this Agreement to the extent necessary to the intended preservation of such rights and obligations.
12.No Mitigation or Set-Off. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced regardless of whether the Executive obtains other employment. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right that the Company may have against the Executive or others.
13.Section 280G. In the event of a change in ownership or control under section 280G of the Code, if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the aggregate present value of the Payments under the Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting Firm (described below) determines that the reduction will provide the Executive with a greater net after-tax benefit than would no reduction. No reduction shall be made unless the reduction would provide Executive with a greater net after-tax benefit. The parties agree that, in the event it appears that any Payment may constitute an “excess parachute payment”, they will reasonably cooperate with each other to attempt to mitigate the impact of Section 280G of the Code, including, if appropriate, using commercially reasonable efforts to seek stockholder approval of such Payments for purposes of Section 280G(b)(5) of the Code. The determinations under this Section shall be made as follows:
(a)The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.
(b)Payments under this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Executive. Where more than one payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro rata basis. Only amounts payable under this Agreement shall be reduced pursuant to this Section.
(c)All determinations to be made under this Section shall be made by an independent certified public accounting firm selected by the Company and agreed to by the Executive immediately prior to the change-in-ownership or -control transaction (the “Accounting Firm”).
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The Executive will have an opportunity to discuss with the accounting firm all of the potential issues prior to the issuance of any report. The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and the Executive within ten (10) days of the transaction. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by the Company.
14.Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand-delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):
If to the Company, to:
NewLake Capital Partners, Inc.
50 Locust Avenue, First Floor
New Caanan, CT 06840
Attn:    Chairman of the Board of Directors and Chief Executive Officer
with a copy to:

Hunton Andrews Kurth LLP
2200 Pennsylvania Avenue NW
Washington, DC 20037
Attn:    Robert Smith
If to the Executive, to the most recent address on file with the Company or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.
15.Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state, and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall bear all expense of, and be solely responsible for, all federal, state, and local taxes due with respect to any payment received under this Agreement.
16.Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.
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17.Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors, and assigns of the parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Company may assign its rights, together with its obligations hereunder, in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, and such rights and obligations shall inure to, and be binding upon, any successor to the business or any successor to substantially all of the assets of the Company, whether by merger, purchase of stock or assets or otherwise, which successor shall expressly assume such obligations, and the Executive acknowledges that in such event the obligations of the Executive hereunder, including but not limited to those under Section 8, will continue to apply in favor of the successor.
18.Indemnification. The Executive and the Company shall enter into an indemnification agreement in substantially the form attached hereto as Exhibit B.
19.Entire Agreement; Amendment. This Agreement sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning the Executive’s employment by the Company (whether verbal or in writing). This Agreement may be changed only by a written document signed by the Executive and the Company, as authorized by the Board.
20.Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement, which can be given effect without the invalid or unenforceable provision or application, and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.
21.Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of New York without regard to rules governing conflicts of law.
22.Acknowledgements. The Executive acknowledges (a) that the Company and/or its counsel makes no representations with respect to this Agreement or any tax matters related to the compensation hereunder, the Company hereby advises the Executive to consult with legal counsel and/or a tax advisor prior to signing this Agreement, (b) that the Executive has had a full and adequate opportunity to read and understand the terms and conditions contained in this Agreement, and (c) that the post-employment noncompetition and nonsolicitation provisions are supported by fair and reasonable consideration.
23.Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be an original, but all of which together shall constitute one instrument.
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24.Board Approval. The Company represents that this Agreement has been approved and authorized by the Board.
(Signature Page Follows)
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
NEWLAKE CAPITAL PARTNERS, INC.

/s/ Anthony Coniglio
Name:    Anthony Coniglio
Title:    Chief Executive Officer
EXECUTIVE

/s/ Lisa Meyer
Lisa Meyer

Exhibit A
Separation and Release Agreement
SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is entered into by and between NewLake Capital Partners, Inc., a Maryland corporation (the “Company”) and Lisa Meyer (the “Executive”) as of ___________, ____.
WHEREAS, the Company and the Executive entered into an employment agreement dated ___________, ____ (the “Employment Agreement”);
WHEREAS, the Employment Agreement provided for certain severance payments and benefits depending upon the nature and circumstances of the Executive’s separation from employment from the Company; and
WHEREAS, such separation and benefits are contingent upon the Executive’s signing [and not revoking]1 this Agreement.
NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:
1.Last Day of Employment. The Executive’s last day of employment with the Company was [DATE] (“Last Day of Employment”). The Executive has received the Accrued Obligations pursuant to (and as defined in) the Employment Agreement, which were not contingent on whether the Executive enters into this Agreement. Other than the Accrued Obligations, or as otherwise provided for in this Agreement, participation in and eligibility for the Company’s employee benefit plans and programs terminates as of the Last Day of Employment.
2.Resignation. The Executive acknowledges that, pursuant to Paragraph 6(g) of the Employment Agreement, as of the Last Day of Employment the Executive automatically resigned from all Company-related positions, including as an officer of the Company and its parents, subsidiaries and affiliates, as applicable.
3.Consideration in Exchange for Release. In consideration of the Executive’s execution of this Agreement [(provided the Executive does not revoke it)], and provided that the Executive complies with this Agreement, the Company will provide the Executive with the severance payments and benefits in accordance with Paragraph 6 of the Employment Agreement and listed below:2
Notwithstanding the foregoing, no payment described in this Section shall be made or begin before the Effective Date of this Agreement.
1 The right to revoke referenced throughout this form of Agreement shall only be operative if the Company has 20 or more employees at the time such Agreement is executed. If the Company does not have 20+ employees at that time, the Agreement shall be modified accordingly to delete such provisions.
2 Specifics to be inserted at the time of separation in accordance with Paragraph 6 of the Employment Agreement, as applicable.

4.Mutual Release.
(a)In consideration of the compensation and benefits set forth in Section 3 hereof, to the fullest extent permitted by law the Executive waives, releases, and forever discharges the Company and each of its past and current parents, subsidiaries, affiliates, and each of its and their respective past and current directors, officers, members, trustees, investors, employees, representatives, agents, attorneys, employee benefit plans and such plans’ administrators, fiduciaries, trustees, recordkeepers and service providers, and each of its and their respective successors and assigns, each and all of them in their personal and representative capacities (collectively the “Company Releasees”) from any and all claims legally capable of being waived, agreements, causes of action, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to federal, state or local statute, regulation, ordinance or common law, which the Executive now has, ever has had, or may hereafter have, whether known or unknown to the Executive, arising at any time up to the date of execution of this Agreement, arising out of or relating in any way to the Executive’s employment with the Company or the termination thereof.
Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right, to the extent legally capable of being waived, based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to,3[the Age Discrimination in Employment Act (“ADEA”) (29 U.S.C. Section 621, et seq.)], 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, the New York State WARN Act, the New York State Executive Law, including its Human Rights Law, the New York City Administrative Code, including its Human Rights Law, the New York State Constitution, the New York Labor Law (including any applicable regulations and/or wage orders), any federal, state, local, and/or municipal statute, law, amendment, directive, order, and/or regulation enacted in response to the COVID-19 pandemic, and any other federal, state, or local statutes, common law, or regulation, including any and all amendments to the foregoing, as well as any claim or right under the Executive’s Employment Agreement (unless specifically incorporated by reference herein).
(b)Executive hereby represents and warrants that Executive is not aware of any claims Executive has or might have against any of the Company Releasees that are not included in the release of claims in Section 4(a). Moreover, Executive acknowledges that Executive has not made any claims or allegations, the factual foundation for which involves discrimination, retaliation, sexual harassment, or sexual assault or abuse.
3 This list of statutes to be modified as applicable at the time of separation.

(c)Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by the Executive of, or prevents the Executive from making or asserting: (i) any claim or right the Executive may have under COBRA; (ii) any claim or right the Executive may have for unemployment insurance or workers’ compensation benefits (other than for retaliation under workers’ compensation laws); (iii) any claim to accrued or vested benefits under any employee benefit plan; (iv) any claim for indemnity and/or advancement of expenses the Executive may have against the Company as a former officer and director of the Company or pursuant to any indemnification agreement covering the undersigned; (v) any medical claim incurred during the Executive’s employment that is payable under applicable medical plans or an employer-insured liability plan; (vi) any claim with respect to outstanding equity based awards (including stock options, restricted stock, restricted stock units, phantom equity or other equity based awards) held by the Executive; (vii) any claim or right that may arise after the execution of this Agreement; (viii) any claim or right the Executive may have under this Agreement; or (ix) any claim that is not otherwise able to be waived under applicable law.
In addition, nothing herein shall prevent the Executive from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or similar federal or state fair employment practices agency or interfere with the Executive’s ability to participate in any investigation or proceeding conducted by such agency; provided, however, that pursuant to Section 4(a), the Executive is waiving any right to recover monetary damages or any other form of personal relief from the Company Releasees to the extent any such charge, complaint, investigation or proceeding asserts a claim subject to the release in Section 4(a) above. To the extent the Executive receives any such personal or monetary relief in connection with any such charge, complaint, investigation or proceeding, the Company will be entitled to an offset for the payment made pursuant to Section 3 of this Agreement.
5.No Additional Entitlements. The Executive agrees and represents that other than as provided for in this Agreement, the Executive has received all entitlements due from the Company relating to the Executive’s employment with the Company or under the Employment Agreement, including but not limited to, all wages earned, including without limitation all commissions and bonuses, sick pay, vacation pay, overtime pay, and any paid and unpaid personal leave for which the Executive was eligible and entitled, and that no other entitlements are due to the Executive other than as set forth in this Agreement. The Executive’s Employment Agreement with the Company is hereby terminated except as specifically provided for herein.
6.Restrictive Covenants. Except as expressly permitted in Section 8 of this Agreement, the Executive hereby agrees to fully comply with the restrictive covenants set forth in Paragraph 8 of the Employment Agreement which continue in full force and effect following the Last Day of Employment and, therefore, Paragraph 8 and Paragraph 9 of the Employment Agreement are expressly incorporated by reference herein.

7.Non-Disparagement. Except as expressly permitted in Section 8 of this Agreement, the Executive agrees that the Executive shall not at any time make any written or oral comments or statements of a defamatory or disparaging nature regarding the Company and/or the Company Releasees, and the Executive shall not take any action that would cause or contribute to their being held in disrepute. The Company and its Board of Directors agrees that they shall not make, issue or authorize any written or oral comments or statements of a defamatory or disparaging nature regarding the Executive and the Company shall not take any action that would cause or contribute to the Executive being held in disrepute and shall instruct its Board of Directors to abide by this Section; provided that the Company’s obligations under this Section shall be limited to the Company’s executive officers. The Executive and the Company agree to prepare a mutually acceptable communication to employees and third parties regarding the Executive’s separation.
8.Reports to Government Entities. Nothing in this Agreement restricts or prohibits the Executive or the Company Releasees from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation. Neither the Executive nor the Company Releasees need the prior authorization of the other to engage in conduct protected by this Section, and neither the Executive nor the Company Releasees need to notify the other that they have engaged in such conduct. The Executive is hereby advised that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
9.Non-Admission. It is understood and agreed that neither the execution of this Agreement nor the terms of this Agreement constitute an admission of liability by the Executive or by the Company or the Company Releasees, and such liability is expressly denied. It is further understood and agreed that no person shall use the Agreement, or the consideration paid pursuant thereto, as evidence of an admission of liability, inasmuch as such liability is expressly denied.
10.Cooperation. The Executive agrees that upon the Company’s reasonable notice to the Executive, the Executive shall provide reasonable assistance and cooperation with the Company and its counsel (including, if necessary, preparation for and appearance at depositions, hearings, trials or other proceedings) with regard to matters that relate to or arise out of matters the Executive has knowledge about or has been involved with during the Executive’s employment with the Company. In the event that such cooperation is required, the Executive will be reimbursed for any reasonable expenses incurred in connection therewith.

11.Confidentiality of the Agreement. Except as permitted in Section 8 of this Agreement, as may be required pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereof, or if otherwise required by law, neither the Executive, the Company nor its Board of Directors shall disclose the terms of this Agreement, or the circumstances giving rise to this Agreement, to any person other than the Executive’s, the Company’s or its Board of Directors’ respective attorneys, immediate family members, accountants, and financial advisors, all of whom shall be instructed to maintain confidentiality with respect to the terms and circumstances of this Agreement.
12.Counterclaims. In the event that any claims arising out of any transaction or occurrence predating this Agreement are asserted against the undersigned by or on behalf of one or more of the Company Releasees, it is expressly understood by the parties that, notwithstanding this Agreement the undersigned may assert any compulsory counterclaims, within the meaning of Rule 13(a) of the Federal Rules of Civil Procedure, against the Company Releasees bringing claims against the undersigned.
13.Acknowledgments. The Executive hereby acknowledges that:
(a)The Company advises the Executive to consult with an attorney before signing this Agreement;
(b)The Executive has obtained independent legal advice from an attorney of the Executive’s own choice with respect to this Agreement, or the Executive has knowingly and voluntarily chosen not to do so;
(c)The Executive freely, voluntarily and knowingly entered into this Agreement after due consideration;
(d)The Executive has had a minimum of forty-five (45) days to review and consider this Agreement;
(e)The Executive and the Company agree that changes to the Company’s offer contained in this Agreement, whether material or immaterial, will not restart the forty-five (45) day consideration period provided for in Section 13(d) above;
(f)[The Executive has a right to revoke this Agreement by notifying the undersigned representative in writing, via hand delivery, facsimile or electronic mail, within seven (7) business days of the Executive’s execution of this Agreement];
(g)In exchange for the Executive’s waivers, releases and commitments set forth herein, [including the Executive’s waiver and release of all claims arising under the ADEA,] the payments, benefits and other considerations that the Executive is receiving pursuant to this Agreement exceed any payment, benefit or other thing of value to which the Executive would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein; and
(h)No promise or inducement has been offered to the Executive, except as expressly set forth herein, and the Executive is not relying upon any such promise or inducement in entering into this Agreement.

14.Miscellaneous.
(a)Entire Agreement. This Agreement, together with the above expressly incorporated provisions of the Employment Agreement, Paragraphs 7, 10, 11, 12, 13, 14, 15, 16 17, 18 and 21 of the Employment Agreement, and including any outstanding equity based awards (including stock options, restricted stock, restricted stock units, phantom equity or other equity based awards) held by the Executive, sets forth the entire agreement between the Executive and the Company and replaces any other oral or written agreement between the Executive and the Company relating to the subject matter of this Agreement.
(b)Governing Law. This Agreement shall be construed, performed, enforced and in all respects governed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.
(c)Arbitration. The Executive and the Company agree that with respect to any and all claims that the Executive on the one hand, and the Company and/or the Company Releasees on the other, now have or in the future may have against the other, directly or indirectly arising out of or related to this Agreement, the Executive’s employment and the Employment Agreement, the Executive’s relationship with the Company in any capacity, or the termination of the Executive’s relationship and employment with the Company (collectively “Covered Claims”), such claims are subject to and will be resolved by binding arbitration in accordance with Paragraph 10 of the Employment Agreement, which is expressly incorporated by reference herein.
(d)Severability. Should any provision of this Agreement be held to be void or unenforceable, the remaining provisions shall remain in full force and effect, to be read and construed as if the void or unenforceable provisions were originally deleted.
(e)Amendments. This Agreement may not be modified or amended, except upon the express written consent of both the Executive and the Board of Directors of the Company.
(f)Waiver. A waiver by either party hereto of a breach of any term or provision of the Agreement shall not be construed as a waiver of any subsequent breach.
(g)Counterparts. This Agreement may be executed in one or more counterparts, and be transmitted by facsimile or pdf, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
(h)Taxes. The Executive acknowledges and agrees that the amounts described in Section 3 of this Agreement are subject to applicable taxes and withholdings, and that the Company Releasees have not provided the Executive with any advice or counsel with respect to the tax consequences of such amounts. The Executive further acknowledges and agrees that the Executive is solely responsible, for any and all taxes (excluding the employer portion of social security and Medicare taxes), including any penalty or excise taxes, that may result from the Executive’s receipt of all amounts payable and benefits to be provided to the Executive under this Agreement, and neither the Company nor any of its parents, subsidiaries or affiliates makes or has made any representation, warranty or guarantee of any federal, state or local tax consequences to the Executive of the Executive’s receipt of any payment or benefit hereunder, including, but not limited to, under section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). For purposes of Section 409A, each payment hereunder shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
(i)Effective Date. This Agreement will become effective and enforceable upon the [expiration of the seven (7) business day revocation period provided for in Section 13(f) above (the “Effective Date”)]. If the Executive fails to return an executed original by [45 DAYS AFTER THE LAST DAY OF EMPLOYMENT] [(or otherwise revokes this Agreement pursuant to Section 13(f) above), this Agreement], including but not limited to the obligation of the Company to provide the compensation and benefits provided in Section 3 above, shall be deemed automatically null and void.

If the above accurately states our agreement, including the separation, waiver and release, kindly sign below and return the original Agreement no later than [45 DAYS AFTER THE LAST DAY OF EMPLOYMENT].

NewLake Capital Partners, Inc.
By:
Date:
UNDERSTOOD, AGREED TO AND ACCEPTED WITH THE INTENTION TO BE LEGALLY BOUND:
______________________________________
Lisa Meyer
Date: ______________________________

Exhibit B
INDEMNIFICATION AGREEMENT
THIS INDEMNIFICATION AGREEMENT (this “Agreement”) is entered into as of __________ ___, 2021, by and between NewLake Capital Partners, Inc., a Maryland corporation (the “Company”), and Lisa Meyer (the “Indemnitee”).
WHEREAS, the Indemnitee is an officer of the Company, and may also have another Corporate Status (as hereinafter defined) with the Company, and in such capacity or capacities (as applicable), is performing a valuable service for the Company;
WHEREAS, the laws of the State of Maryland permit the Company to enter into contracts with its officers and members of its board of directors, and/or individuals serving in one or more other Corporate Status, with respect to indemnification of such persons; and
WHEREAS, to induce the Indemnitee to continue to provide services to the Company as an officer or in another Corporate Status, and to provide the Indemnitee with specific contractual assurance that indemnification will be available to the Indemnitee in connection with any Proceeding (as hereinafter defined) to the maximum extent permitted by law, regardless of, among other things, any amendment to or revocation of the Company’s Charter (as hereinafter defined), or any acquisition transaction relating to the Company, the Company desires to enter into this Indemnification Agreement with Indemnitee.
NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and the Indemnitee hereby agree as follows:
Article I

DEFINITIONS
As used herein, the following words and terms shall have the following respective meanings:
A.“Board of Directors” means the board of directors of the Company.
B.“Bylaws” means the bylaws of the Company, as they may be amended from time to time.
C.“Change in Control” shall mean a change in the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Company, or any successor in interest thereto, whether through the ownership of voting securities, by contract or otherwise, including but not limited to a change which would be required to be reported under Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 as in effect on the date hereof (the “Exchange Act”) or as may otherwise be determined pursuant to a resolution of the Board of Directors. A rebuttable presumption of a Change in

Control shall be created by any of the following which first occur after the date hereof and the Company shall have the burden of proof to overcome such presumption:
i.the ability of any “Person” (as such term is defined in Sections 13(d) and 14(d) of the Exchange Act) together with an “Affiliate” or “Associate” (as defined in Rule 12b-2 of the Exchange Act) or “Group” (within the meaning of Section 13(d)(3) of the Exchange Act) to exercise or direct the exercise of 50% or more of the combined voting power of all outstanding shares of stock of the Company in the election of its directors (“Interested Party”) (provided, however, “Interested Party” shall not include an agent, broker, nominee, custodian or director, solely in their capacity as such, for one or more persons who do not individually or as a group possess such power),
ii.during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by the directors representing two-thirds of the directors then in office who were the directors at the beginning of the period,
iii.the approval of the stockholders of the Company of:
(a)a merger or consolidation of the Company with any Interested Party,
(b)any sale, lease, exchange, mortgage, pledge, transfer, or other disposition, to or with any Interested Party in any transaction or series of transactions, of the Company’s assets or the assets of any subsidiary of the Company having a market value equal to 30% or more of the aggregate market value of all assets of the Company determined on a consolidated basis, all outstanding shares of stock of the Company, or the earning power or net income of the Company, determined on a consolidated basis,
(c)the issuance or transfer by the Company, or any subsidiary thereof, to any Interested Party in any transaction or a series of transactions, of securities with a value equal to 20% or more of the aggregate market value of the then outstanding voting shares of stock of the Company other than the issuance or transfer of such shares of stock to all the Company stockholders on a pro rata basis, or
(d)the adoption of any plan or proposal for the complete liquidation or dissolution of the Company proposed by an Interested Party or pursuant to any agreement, arrangement or understanding, whether or not in writing, with any Interested Party.
iv.any receipt by any Interested Party, directly or indirectly, of any loans, advances, guarantees, pledges or other financial assistance, or any tax credits or other tax advantages provided by or through the Company other than the receipt of such advantages which are provided to all the Company stockholders on a pro rata basis.

D.“Charter” means the charter (as defined in the MGCL) of the Company, as it may be in effect from time to time.
E.“Corporate Status” describes the status of a person who is or was a director, officer, employee, trustee, partner, manager agent or fiduciary of the Company or of any other Enterprise which such person is or was serving at the express request of the Company.
F.“Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding (as hereinafter defined) in respect of which indemnification is sought by the Indemnitee.
G.“Effective Date” means the date of this Agreement as set forth above.
H.“Enterprise” means the Company and any other corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise (whether conducted for profit or not for profit) that Indemnitee is or was serving at the express written request of the Company or any predecessor of the Company or any of their majority-owned subsidiaries as a director, trustee, manager, partner, officer, employee, agent or fiduciary.
I.“Expenses” shall include all attorneys’ fees and costs, retainers, court or arbitration costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a Proceeding, or responding to, or objecting to, a request to provide discovery in any Proceeding. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond or other appeal bond or its equivalent.
J.“Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past two years has been, retained to represent (i) the Company or the Indemnitee in any matter material to either such party, or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder.
K.“MGCL” means the Maryland General Corporation Law.
L.“Proceeding” includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing, or any other proceeding, including appeals therefrom, whether civil, criminal, administrative, or investigative, except one initiated by the Indemnitee pursuant to Article VII of this Agreement to enforce such Indemnitee’s rights under this Agreement.

Article II

INDEMNIFICATION
A.The Company shall indemnify Indemnitee as provided in this Agreement and the Charter and the Bylaws to the fullest extent permitted by Maryland law in effect on the date hereof and as amended from time to time; provided, however, that neither the amendment nor repeal of any provision of the Charter, the Bylaws or this Agreement or any amendment to, repeal of, or change in Maryland law shall apply to or be effective to reduce the benefits available to the Indemnitee with respect to any act or failure to act which occurred prior to that amendment, repeal, adoption or change.
B.The Indemnitee shall be entitled to the rights of indemnification provided in this Article II if, by reason of such Indemnitee’s Corporate Status, such Indemnitee is, or is threatened to be made, a party to any Proceeding, including a Proceeding brought by or in the right of the Company. Unless prohibited by this Article II, Article XI, or any other provision of this Agreement, the Indemnitee shall be indemnified against Expenses, judgments, penalties, fines, and settlement amounts actually and reasonably incurred by or on behalf of such Indemnitee in connection with such Proceeding or any claim, issue or matter therein unless it is finally determined that such indemnification is not permitted by Maryland law, the Charter or the Bylaws.
C.Notwithstanding Paragraphs 2(A) and 2(B) above, the Company shall not provide indemnification for any loss, liability or Expense arising from or out of an alleged violation of federal or state securities laws by an Indemnitee unless at least one of the following conditions are met:
i.there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the Indemnitee;
ii.such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or
iii.a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.
D.Any indemnification payments under this Agreement may be paid only out of the net assets of the Company and no portion may be recoverable from the stockholders of the Company.

Article III

WITNESS EXPENSES
Notwithstanding any other provision of this Agreement, to the extent that the Indemnitee is, by reason of such Indemnitee’s Corporate Status, a witness for any reason in any Proceeding to which such Indemnitee is not a party, such Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by or on behalf of such Indemnitee in connection therewith.
Article IV

ADVANCES
A.The Company, without requiring a preliminary determination of indemnification, shall advance all reasonable Expenses incurred by or on behalf of the Indemnitee in connection with any Proceeding in which Indemnitee may be involved including as a party, a witness or otherwise, by reason of Indemnitee’s Corporate Status, within twenty (20) days after the receipt by the Company of a statement from the Indemnitee requesting such advance from time to time, whether prior to or after final disposition of such Proceeding. Such statement shall reasonably evidence the Expenses incurred by the Indemnitee.
B.Notwithstanding Paragraph 4(A) above, the Company shall not advance any Expenses incurred by or on behalf of the Indemnitee as a result of any Proceeding unless all of the following conditions are satisfied:
i.the Indemnitee has provided the Company with a written affirmation of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification as authorized by the MGCL, the Charter and the Bylaws has been met; and
ii.the Indemnitee has provided a written undertaking by or on behalf of Indemnitee, in form and substance reasonably acceptable to the Company, to repay to the Company the funds or portion thereof advanced to the Indemnitee relating to any claims, issues or matters in the Proceeding as to which it shall be finally determined that the standard of conduct has not been met and which have not been successfully resolved as described in Paragraph 4(D) below.
C.    The undertaking required by this Article IV shall be an unlimited general obligation by or on behalf of Indemnitee and shall be accepted without reference to Indemnitee’s financial ability to repay such advanced Expenses and without any requirement to post security therefor. At Indemnitee’s request, advancement of any such Expense shall be made by the Company’s direct payment of such Expenses instead of reimbursement of Indemnitee’s payment of such Expenses.
D.    Without limiting the indemnification obligations set forth in Article II, if Indemnitee is not wholly successful in any Proceeding covered by this Agreement, but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee under this Article IV for all Expenses incurred by Indemnitee or on Indemnitee’s behalf in connection with each successfully resolved claim, issue or matter, allocated on a reasonable and proportionate basis. For purposes of this Paragraph 4(D) and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.
Article V

DETERMINATION OF ENTITLEMENT TO INDEMNIFICATION
A.To obtain indemnification under this Agreement, the Indemnitee shall submit to the Company a written request, including therewith such documentation and information reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification.
B.Upon such written request pursuant to Paragraph 5(A), a determination with respect to the Indemnitee’s entitlement thereto shall be made in the specific case: (i) if a Change in Control shall have occurred, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the Indemnitee (unless the Indemnitee shall request that such determination be made by the Board of Directors or the stockholders of the Company, in which case by the person or persons or in the manner provided in clause (ii) of this Paragraph 5(B)); (ii) if a Change in Control shall not have occurred, (A) by the Board of Directors by a majority vote of a quorum consisting of Disinterested Directors, or (B) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable, or, even if obtainable, if such quorum of Disinterested Directors so directs, at the option of Disinterested Directors either (a) by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the Indemnitee, or (b) by the stockholders of the Company. If it is so determined that the Indemnitee is entitled to indemnification, payment to the Indemnitee shall be made within ten (10) days after such determination.
C.The Indemnitee shall cooperate with the person or entity making such determination with respect to the Indemnitee’s entitlement to indemnification, including providing upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to the Indemnitee and reasonably necessary to such determination. Any costs or expenses (including attorneys’ fees and disbursements) incurred by the Indemnitee in so cooperating shall be borne by the Company (irrespective of the determination as to the Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and shall hold the Indemnitee harmless therefrom.
D.In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Paragraph 5(B) hereof, the Independent Counsel shall be selected as provided in this Paragraph 5(D). If a Change in Control shall not have occurred, the Independent Counsel shall be selected by the Board of Directors by a majority vote of a quorum consisting of Disinterested Directors, and the Company shall give written notice to the Indemnitee advising such Indemnitee of the identity of the Independent Counsel so selected. If a Change in Control shall have occurred, or if a quorum consisting of Disinterested Directors is not obtainable, the Independent Counsel shall be selected by the Indemnitee (unless the Indemnitee shall request that such selection be made by the Board of Directors, in which event the preceding sentence shall apply), and the Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected. In either event, the Indemnitee, or the Company, as the case may be, may, within seven (7) days after such written notice of selection shall have been given, deliver to the Company or to the Indemnitee, as the case may be, a written objection to such selection. Such objection may be asserted only on the grounds that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Article I of this Agreement. If such written objection is made, the Independent Counsel so selected may not serve as Independent Counsel until a court has determined that such objection is without merit. If, within 20 days after submission by the Indemnitee of a written request for indemnification pursuant to Paragraph 5(A) hereof, no Independent Counsel shall have been selected or, if selected, shall have been objected to, either the Company or the Indemnitee may petition a court for resolution of any objection which shall have been made by the Company or the Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom an objection is so resolved or the person so appointed shall act as Independent Counsel under Paragraph 5(B) hereof. The Company shall pay all reasonable fees and expenses of Independent Counsel incurred in connection with acting pursuant to Paragraph 5(B) hereof, and all reasonable fees and expenses incident to the selection of such Independent Counsel pursuant to this Paragraph 5(D) and shall agree to fully indemnify such Independent Counsel against any and all expenses, claims, liabilities and damages arising out of or relating to this Agreement or the Independent Counsel’s engagement as such pursuant hereto. In the event that a determination of entitlement to indemnification is to be made by Independent Counsel and such determination shall not have been made and delivered in a written opinion within 90 days after the receipt by the Company of the Indemnitee’s request in accordance with Paragraph 5(A), upon the due commencement of any judicial proceeding in accordance with Paragraph 7(A) of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity.
Article VI

PRESUMPTIONS
A.In making a determination with respect to entitlement or indemnification hereunder, the person or entity making such determination shall presume that the Indemnitee is entitled to indemnification under this Agreement and the Company shall have the burden of proof to overcome such presumption by clear and convincing evidence. It shall be presumed that Indemnitee has at all times acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company. Without limitation of the foregoing, Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Enterprise, including financial statements, or on information supplied to Indemnitee by officers of the Enterprise in the course of their duties, or on the advice of legal counsel for the Enterprise or on information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Enterprise. In addition, the knowledge or actions, or failure to act, of any director, trustee, manager, partner, officer, employee, agent or fiduciary of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.
B.If the person or entity making the determination whether the Indemnitee is entitled to indemnification shall not have made a determination within 60 days after receipt by the Company of the request therefore, the requisite determination of entitlement to indemnification shall be deemed to have been made and the Indemnitee shall be entitled to such indemnification, absent: (i) a misstatement by the Indemnitee of a material fact, or an omission of a material fact necessary to make the Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law. Such 60-day period may be extended for a reasonable time, not to exceed an additional 30 days, if the person or entity making said determination in good faith requires additional time for the obtaining or evaluating of documentation and/or information relating thereto. The foregoing provisions of this Paragraph 6(B) shall not apply: (i) if the determination of entitlement to indemnification is to be made by the stockholders and if within 15 days after receipt by the Company of the request for such determination, the Board of Directors resolves to submit such determination to the stockholders for consideration at an annual or special meeting thereof to be held within 75 days after such receipt and such determination is made at such meeting, or (ii) if the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Paragraph 5(B) of this Agreement.
C.The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of the Indemnitee to indemnification. In the event that any Proceeding to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such action, claim or proceeding with or without payment of money or other consideration), it shall be presumed that Indemnitee has been successful on the merits or otherwise in such Proceeding. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.
Article VII

REMEDIES
A.In the event that: (i) a determination is made that the Indemnitee is not entitled to indemnification under this Agreement, or (ii) advancement of Expenses is not timely made pursuant to this Agreement, or (iii) payment of indemnification due the Indemnitee under this Agreement is not timely made, the Indemnitee shall be entitled to an adjudication in an appropriate court of competent jurisdiction of such Indemnitee’s entitlement to such indemnification or advancement of Expenses.
B.In the event that a determination shall have been made pursuant to this Agreement that the Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to this Article VII shall be conducted in all respects as a de novo trial, on the merits and the Indemnitee shall not be prejudiced by reason of that adverse determination.
C.If a determination shall have been made or deemed to have been made pursuant to this Agreement that the Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding commenced pursuant to this Article VII, absent: (i) a misstatement by the Indemnitee of a material fact, or an omission of a material fact necessary to make the Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.
D.The Company shall be precluded from asserting in any judicial proceeding commenced pursuant to this Article VII that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Company is bound by all the provisions of this Agreement.
E.In the event that the Indemnitee, pursuant to this Article VII, seeks a judicial adjudication of such Indemnitee’s rights under, or to recover damages for breach of, this Agreement, if successful in whole or in part, the Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all Expenses actually and reasonably incurred by such Indemnitee in such judicial adjudication and, if requested by Indemnitee, the Company shall (within twenty (20) days after receipt by the Company of a written demand therefor) advance, to the extent not prohibited by law, the Charter or the Bylaws, any and all such Expenses.
Article VIII

NON-EXCLUSIVITY; SURVIVAL OF RIGHTS; INSURANCE SUBROGATION
A.The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which the Indemnitee may at any time be entitled under applicable law, the Charter, the Bylaws, any agreement, a vote of stockholders or a resolution of the Board of Directors, or otherwise. No amendment, alteration or repeal of this Agreement or any provision hereof shall be effective as to the Indemnitee with respect to any action taken or omitted by the Indemnitee in any Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in the MGCL permits greater indemnification to the Indemnitee than would be afforded currently under the MGCL, Charter, Bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change if permitted by the MGCL.

B.To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors of the Company, the Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available and upon any “Change in Control” the Company shall obtain continuation and/or “tail” coverage for the Indemnitee to the maximum extent obtainable on commercially reasonable terms at such time. Specifically, to the extent reasonably available, the Company will maintain a directors and officers liability insurance policy. If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has directors’ and officers’ liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the applicable policies. The Company shall thereafter use commercially reasonable efforts to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.
C.In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and take all actions necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.
D.The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that the Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement, or otherwise.
Article IX

CONTINUATION OF INDEMNITY
All agreements and obligations of the Company contained herein shall continue during the period the Indemnitee is acting in any Corporate Status and shall continue thereafter so long as the Indemnitee shall be subject to any threatened, pending or completed Proceeding by reason of such Indemnitee’s Corporate Status and during the period of statute of limitations for any act or omission occurring during the Indemnitee’s term of Corporate Status. No legal action shall be brought and no cause of action shall be asserted by or on behalf of the Company against the Indemnitee, the Indemnitee’s spouse, heirs, executors or personal or legal representatives after the expiration of two years from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two-year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action such shorter period shall govern. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnitee and such Indemnitee’s heirs, executors and administrators.

Article X

SEVERABILITY
If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable for any reason whatsoever, (i) the validity, legality, and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Article of this Agreement containing any such provision held to be invalid, illegal, or unenforceable, that is not itself invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Article of this Agreement containing any such provision held to be invalid, illegal, or unenforceable, that is not itself invalid, illegal, or unenforceable) shall be construed so as to give effect to the intent manifested by the provisions held invalid, illegal, or unenforceable.
Article XI

EXCEPTIONS TO RIGHT OF INDEMNIFICATION OR ADVANCEMENT OF EXPENSES
Notwithstanding any other provisions of this Agreement, the Indemnitee shall not be entitled to indemnification or advancement of Expenses under this Agreement: (i) with respect to any Proceeding initiated by such Indemnitee against the Company other than a proceeding commenced pursuant to Article VII or (ii) if prohibited under applicable Maryland law.
Article XII

HEADINGS
The headings of the articles of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.
Article XIII

MODIFICATION AND WAIVER
No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Article XIV

DEFENSE OF PROCEEDING
A.    The Indemnitee shall promptly notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information, or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder provided, however, that the failure to give any such notice shall not disqualify Indemnitee from the right, or otherwise affect in any manner any right of Indemnitee, to indemnification or the advance of Expenses under this Agreement unless the Company’s ability to defend in such Proceeding or to obtain proceeds under any insurance policy is prejudiced thereby, and then only to the extent the Company is thereby actually so prejudiced.
B.    Except for Proceedings brought by the Indemnitee pursuant to Article VII or as described in Article XI, the Company shall have the right to defend the Indemnitee in any Proceeding which may give rise to indemnification hereunder; provided, however, that the Company shall notify the Indemnitee of any such decision to defend within thirty (30) calendar days following receipt of notice of any such Proceeding under Paragraph 14(A) above, and the counsel selected by the Company shall be reasonably satisfactory to the Indemnitee. The Company shall not, without the prior written consent of the Indemnitee, consent to the entry of any judgment against the Indemnitee or enter into any settlement or compromise which (i) includes an admission of fault of the Indemnitee, (ii) does not include, as an unconditional term thereof, the full release of the Indemnitee from all liability in respect of such Proceeding, or (iii) has the actual effect of extinguishing, limiting or impairing the Indemnitee’s rights hereunder.
C.    Notwithstanding the provisions of Paragraph 14(B) above, if in a Proceeding to which the Indemnitee is a party by reason of such Indemnitee’s Corporate Status, (i) the Indemnitee reasonably concludes, based upon an opinion of counsel approved by the Company, which approval shall not be unreasonably withheld, that the Indemnitee may have separate defenses or counterclaims to assert with respect to any issue which may not be consistent with other defendants in such Proceeding, (ii) the Indemnitee reasonably concludes, based upon an opinion of counsel approved by the Company, which approval shall not be unreasonably withheld, that an actual or apparent conflict of interest or potential conflict of interest exists between Indemnitee and the Company, or (iii) the Company fails to assume the defense of such Proceeding in accordance with this Agreement, the Indemnitee shall be entitled to be represented by separate legal counsel of the Indemnitee’s choice, subject to the prior approval of the Company, which shall not be unreasonably withheld, at the expense of the Company.
Article XV

NOTICES
All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, or (ii) mailed by certified or registered mail with postage prepaid, on the fifth business day after the date on which it is so mailed, if so delivered or mailed, as the case may be, to the following addresses:
If to the Indemnitee, to the address set forth in the records of the Company. If to the Company to:
[POST-CLOSING NEW LAKE NAME]
Attn: [●]
300 Park Avenue, 12th Floor
New York, NY 10022
or to such other address as may have been furnished to the Indemnitee by the Company or to the Company by the Indemnitee, as the case may be.
Article XVI

GOVERNING LAW; VENUE
This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland. Each party shall bring any Proceeding in respect of any claim arising out of or related to this Agreement exclusively in the courts of the State of Maryland and the Federal courts of the United States, in each case, located in the City of Baltimore (the “Chosen Courts”). Solely in connection with claims arising under this Agreement, each party hereto irrevocably and unconditionally (i) submits to the exclusive jurisdiction or venue, as applicable, of the Chosen Courts, (ii) agrees not to commence any such Proceeding except in such courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in the Chosen Courts, (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such Proceeding, (v) agrees that service of process upon such party in any such Proceeding shall be effective if notice is given in accordance with Article XV; and (vi) agrees to request and/or consent to the assignment of any dispute arising out of this Agreement or the transactions contemplated by this Agreement to the Chosen Courts’ Business and Technology Case Management Program or similar program. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by law. A final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
Article XVII

INDEPENDENT LEGAL ADVICE
The Indemnitee acknowledges that the Indemnitee has been advised to obtain independent legal advice with respect to entering into this Agreement, that the Indemnitee has had sufficient opportunity to obtain such independent legal advice, and that the Indemnitee is entering into this Agreement with full knowledge of the contents hereof, of the Indemnitee’s own free will and with full capacity and authority to do so.
Article XVIII

PRIORITY AND TERM
This Agreement will supersede any previous agreement between the Company and the Indemnitee dealing with this subject matter and will be deemed to be effective as of the date that is the earlier of (a) the date on which the Indemnitee’s Corporate Status began; or (b) the date on which the Indemnitee first served, at the Company’s request, as a director, officer, or employee, or an individual acting in a capacity similar to a director, officer, or employee of another entity.
Article XIX

EXECUTION AND DELIVERY
This Agreement may be executed by the parties in counterparts and may be executed and delivered by electronic communication and all such counterparts or other electronic documents together will constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

NEWLAKE CAPITAL PARTNERS, INC., a Maryland corporation By: _________________________________ Name: Title:
LISA MEYER _________________________________

    [Signature Page to Indemnification Agreement]